Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. WILL PURCHASE SCORES-LAS VEGAS GENTLEMEN’S CLUB IN $21 MILLION TRANSACTION

HOUSTON – (April 18, 2008) – Rick’s Cabaret International, Inc. (NASDAQ-GM:RICK), the premier publicly traded operator of adult night clubs, said today it has signed a definitive agreement to buy Scores-Las Vegas, a 25,000-square foot gentlemen’s club in Las Vegas for $21 million.

Rick’s Cabaret will purchase Scores-Las Vegas from DI Food & Beverage of Las Vegas, LLC for $16 million in cash and a $5 million convertible debenture bearing 4 percent interest.  As part of the acquisition Rick’s Cabaret also acquires an option to buy the property on which the club is located, just off the Las Vegas Strip.

 “We are delighted that we will own a premier club in one of the most important entertainment and recreation centers in the world,” said Eric Langan, President and CEO of Rick’s Cabaret. “Scores-Las Vegas is clearly one of the most outstanding gentlemen’s clubs in the United States. The transaction is consistent with our target of paying three to five times earnings before income tax, depreciation and amortization (EBITDA) for existing, profitable clubs that are immediately accretive to our bottom line and have the potential to grow.”

Closing on the transaction is scheduled for June 10 and is subject to certain closing conditions, including but not limited to Rick’s Cabaret obtaining adequate financing, approval by relevant regulatory authorities of the transfer of ownership in the selling entity and other conditions consistent with transactions of this type.  As a condition of closing the sellers have agreed to demonstrate gross revenues for the preceding 12 months of at least $18.5 million and earnings before income tax, depreciation and amortization of not less than $4 million. The company believes this acquisition will add 29 cents per share to earnings on an annual basis.

The purchase would bring to 18 the number of clubs owned and operated by the company, including the recent acquisition of clubs in Philadelphia and Dallas.

Scores-Las Vegas opened on September 21, 2005 at 3355 S. Procyon St near the intersection of Desert Inn and Valley View.  Operating 24/7, 365 days a year, the club has become a favorite of celebrities and athletes. It was named the winner of the "Best Club in The Southwest Region 2006" at the Adult Nightclub & Exotic Dancer Award Show, "Best Gentlemen's Club of Las Vegas 2006" by the Las Vegas Review Journal and "Best Gentlemen's Club 2006" by the Las Vegas Weekly. Scores-Las Vegas has also been featured on HowardTV, MTV, Fox, CNN, MSNBC and G4TV. Its two levels offer fine dining, cocktails, luxury VIP rooms, sports viewing on more than a dozen plasma screens, private parties and entertainment by approximately 500 international showgirls.  The club’s amenities include the intimate Grand Havana Private VIP Salon with warm fire places, over-stuffed pillows, marble floors with mosaic accents, a mezzanine overlooking the six show stages, plus the Library Bottle Lounge and Piano Room.

Late night features include an “after-hour” scene in the Sky Bar, a separate 5,000 square foot late night dance entertainment area on the mezzanine level. Unique shows nightly include breathtaking aerial acts, Las Vegas style showgirl revues and various other show stopping feature acts. The club bills itself as “the perfect destination for a casual night on the town, business dinners, special events or the traditional bachelor party.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com